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                                                                   Exhibit 10.41

                       SUMMARY OF TENNECO AUTOMOTIVE INC.
           SUPPLEMENTAL RETIREMENT PLAN, SUPPLEMENTAL PENSION PLAN FOR
                     MANAGEMENT AND INCENTIVE DEFERRAL PLAN

On March 7, 2005, Tenneco Automotive Inc. adopted amendments to the Tenneco Automotive Inc. Supplemental Executive Retirement Plan ("SERP"), Key Executive Pension Plan ("KEPP") and Deferred Compensation Plan ("DC Plan"). As a result of the passage of the American Jobs Creation Act of 2004 and its creation of Internal Revenue Code Section 409A, the company wanted to ensure that its nonqualified deferred compensation plans met the requirements of Section 409A. To effect this compliance, the company amended the SERP, KEPP and DC Plan to "freeze" these plans with respect to participation, contributions and deferrals as of December 31, 2004.

At the same time, the company adopted the Tenneco Automotive Inc. Supplemental Retirement Plan, Supplemental Pension Plan for Management and Incentive Deferral Plan to provide substantially similar benefits as those provided under the SERP, KEPP and DC Plan, respectively, for the period commencing on January 1, 2005. The full text of the plans, once finalized, will be filed with the Securities and Exchange Commission. The approved terms of the plans are summarized below:

     Supplemental Retirement Plan

     o The Plan is an unfunded plan for the purpose of providing retirement benefits that are equal to retirement benefits lost under the Company's qualified defined benefit pension plan for salaried employees (the "Retirement Plan") as a result of the imposition of the limitations contained in the Internal Revenue Code of 1986, as amended (the "Code").

     o The Plan will be available only to certain highly compensated employees, as determined by the Company's
          Compensation/Nominating/Governance Committee.

     o In general, the benefit payable under the Plan to a participant or his or her benefiaries will be equal to the excess, if any, of (a) over
          (b), where (a) is the benefit that would be paid under the Retirement Plan if the provisions of that plan were administered without regard to the limitations imposed by the Code and, only with respect to participants who, at any time, were executive incentive level participants in the Company's Value Added "TAVA" Incentive Compensation Plan (the "TAVA Plan"), if Final Average Compensation, as computed under the Retirement Plan, were determined on the basis of compensation paid during the three calendar years (of the five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such compensation is the highest, and increased by the quotient of (i) the total of the cash bonuses, as defined below, paid to the participant in the three calendar years (during the same five calendar year period ending no later than the calendar year immediately preceding his or her termination or retirement) for which such total is the highest, divided by (ii) three or such lesser number of calendar years (included in such period) in which such bonuses were paid to the participant; provided, that the calendar year including his or her termination or retirement shall be included if such event follows the payment of regular bonuses for that year; and provided, that bonuses and salary, respectively, deferred at the

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          election of the participant shall be counted only in the year that they would have been paid absent such election, and provided, further, that the foregoing language shall be applied to count bonuses which relate to a calendar year as paid in that year, and (b) is the total benefit that is payable under the Retirement Plan, the SERP (which was frozen as of December 31, 2004, as described above) and all other qualified and nonqualified defined benefit pension plans sponsored or previously sponsored by the Company.

     Supplemental Pension Plan for Management

     o The Plan is an unfunded plan for the purpose of providing retirement benefits with respect to certain highly compensated employees, as determined by the Company's Compensation/Nominating/Governance Committee.

     o The Plan will provide benefits, commencing at age 55, of 4% of compensation (salary and bonus) per year of service up to a maximum of 50%, reduced by payments under all other qualified and nonqualified defined benefit pension plans sponsored or previously sponsored by the Company.

     Incentive Deferral Plan

     o The purpose of the plan is to allow directors and certain highly compensated employees an opportunity to defer compensation received by them from the Company.

     o    Deferred amounts will be credited with earnings (or losses) based on
          (a) the prime rate of interest, (b) the price of Tenneco Automotive common stock or (c) the return on various investment funds. In general, a participant may choose the investment option applicable to his or her deferrals. Outside directors, however, must have at least 60% of their annual board fees deferred into the Tenneco Automotive stock indexed account.

     o Deferred amounts will be payable as soon as practicable after the participant's death, termination of the participant's service or the date specified when the deferral election is made; provided, however, for any participant who is a "key employee" as defined in Section 409(a)(2)(B)(i) of the Code, payment will be made no earlier than six months from the participant's separation from service with the Company.